UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2013

DCP MIDSTREAM PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	001-32678	03-0567133
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

370 17th Street, Suite 2775

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

(303) 633-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers;

On January 2, 2013, DCP Midstream Partners, LP (the “Partnership”) announced the appointment of Wouter van Kempen, as Chief Executive Officer of DCP Midstream GP, LLC (“DCP Midstream GP”), the Partnership’s general partner, effective January 1, 2013. In addition the Partnership announced the appointment of William S. Waldheim as a member of the board of directors of DCP Midstream GP. Mr. Waldheim currently serves as President of DCP Midstream GP and is not expected to serve on any committees of the board of directors. As previously announced, Mr. Mark A. Borer, Chief Executive Officer of DCP Midstream GP and a member of its board of directors, retired from those positions effective December 31, 2012.

Mr. van Kempen, age 43, was most recently the Chief Operating Officer and President of DCP Midstream, LLC (“DCP Midstream”), the owner of DCP Midstream GP, and has served in that position since September 2012. Prior to that time, Mr. van Kempen was President, Gathering and Processing of DCP Midstream from January 2012 to August 2012, President, Midcontinent and Permian Business Units and Chief Development Officer from June 2011 to December 2011 and President, Midcontinent and Chief Development Officer from August 2010 to May 2011. Prior to joining DCP Midstream in 2010, Mr. van Kempen was President of Duke Energy Generation Services from September 2006 to July 2010 and Vice President of Mergers and Acquisitions from December 2005 to September 2006. Mr. van Kempen joined Duke Energy in 2003 and served in a number of management positions. Prior to Duke Energy, Mr. van Kempen was employed by General Electric Corp. He joined GE Plastics in 1993 in the Netherlands, where he managed European manufacturing productivity programs. After a series of promotions within GE International, GE Lighting and GE Plastics in Belgium, the Netherlands, London, and Pittsfield, Mass., Mr. van Kempen was named GE Plastics audit manager for Europe and Asia in 1996. He then assumed the role of senior analyst for corporate financial planning and analysis at GE’s headquarters in Connecticut in 1998. He was named staff executive for corporate mergers and acquisitions in 1999.

Mr. Waldheim, age 56, is the President of DCP Midstream GP and has served in that position since September 1, 2012. Prior to that time, Mr. Waldheim was President, natural gas liquids, gas, and crude oil logistics business unit of DCP Midstream and served in that position since 2011. Prior to that time, Mr. Waldheim was President of DCP Midstream’s Northern business unit since 2009 where he was responsible for executive management of commercial and operations of the assets in the Midcontinent, Rocky Mountain, Michigan and Gulf Coast regions as well as the downstream marketing of gas, NGLs and condensate. From 1999 to 2009, Mr. Waldheim served in a variety of commercial and operational executive management positions at DCP Midstream. Prior to joining DCP Midstream, Mr. Waldheim served in a number of executive management positions with Union Pacific Fuels, Inc. Mr. Waldheim has over 30 years of experience in the energy industry and has previously served on the boards of various energy industry groups including the National Propane Gas Association and the Propane Education & Research Council. Mr. Waldheim currently serves on the Board of Directors of the Colorado Oil & Gas Association and the Rocky Mountain Chapter of Junior Achievement. Mr. Waldheim is a suitable member of the board of directors of DCP Midstream GP because he has over three decades of industry experience and extensive knowledge and experience about the assets of the Partnership in his capacity as President of DCP Midstream GP and his prior management experience with DCP Midstream.

There is no agreement between Mr. van Kempen and any other persons pursuant to which he was appointed as Chief Executive Officer of DCP Midstream GP. There is no agreement between Mr. Waldheim and any other persons pursuant to which he was appointed as a director of DCP Midstream GP. Neither Mr. van Kempen nor Mr. Waldheim has family relationships with any director or executive officer of the Partnership, DCP Midstream GP, or DCP Midstream.

Mr. van Kempen also serves as President and Chief Executive Officer of DCP Midstream. Mr. van Kempen will not be an employee of the Partnership and will not receive any additional compensation for his role as an executive officer of DCP Midstream GP. It is anticipated that the services provided by Mr. van Kempen to the Partnership will be reimbursed under the Omnibus Agreement between the Partnership, DCP Midstream and certain of their affiliates. Although the precise amount of the reimbursement under the Omnibus Agreement has not yet been determined, the Partnership currently expects it to be less than $100,000 in 2013.

Item 7.01  Regulation FD Disclosure.

The press release announcing the appointment of Mr. van Kempen and Mr. Waldheim as well as the retirement of Mr. Borer is attached as Exhibit 99.1 hereto and is incorporated by reference herein. The information in Exhibit 99.1 is being furnished pursuant to Item 7.01.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release dated January 2, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 4, 2013	DCP MIDSTREAM PARTNERS, LP

	By:	DCP MIDSTREAM GP, LP, its General Partner

		By:	DCP MIDSTREAM GP, LLC, its General Partner

			By:	/s/ Michael S. Richards
			Name:	Michael S. Richards
			Title:	Vice President, General Counsel, and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated January 2, 2013